Exhibit 99.1

Willdan Group Reports

Second Quarter 2022 Results

ANAHEIM, Calif. –August 4, 2022 – Willdan Group, Inc. (“Willdan”) (Nasdaq: WLDN), a provider of professional, technical and consulting services, today reported financial results for its second quarter ended July 1, 2022.

Second Quarter 2022 Summary

●	Consolidated contract revenue of $102.6 million
●	Net revenue* of $52.9 million
●	Net loss of $4.3 million, or $(0.33) per diluted share
●	Adjusted net loss* of $0.8 million, or $(0.06) per diluted share
●	Adjusted EBITDA* of $1.2 million

Six Months Year to Date 2022 Summary

●	Consolidated contract revenue of $194.5 million
●	Net revenue* of $103.0 million
●	Net loss of $8.1 million, or $(0.63) per diluted share
●	Adjusted net income* of $0.2 million, or $0.02 per diluted share
●	Adjusted EBITDA* of $3.5 million

*See “Use of Non-GAAP Financial Measures” below.

“Willdan delivered solid top-line results, with revenue up 22% and net revenue up 12% over the second quarter last year,” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer. “Last quarter’s profitability faced California Investor Owned Utility (CA IOU) headwinds and no major software sales. However, we expect to reach an inflection point in the back half of this year where CA IOU contract revenue significantly exceeds cost. Additionally, we have a strong pipeline of software license opportunities that capitalize on electric vehicle growth and electrification to decarbonize energy. Our civil engineering, energy consulting, and financial advisory businesses are performing well, and we now expect those trends to continue into 2023.”

Second Quarter 2022 Financial Results

Consolidated contract revenue increased $18.5 million, or 22.0%, in the three months ended July 1, 2022, compared to the three months ended July 2, 2021, primarily due to incremental revenues in our Energy segment generated from new governmental construction management projects, combined with incremental revenues from the resumption of Covid-19 suspended projects for utilities.

Net Revenue increased 11.9% to $52.9 million from $47.3 million for the second quarter of 2021 (see “Use of Non-GAAP Financial Measures” below) due to incremental contract revenues as described above.

General and administrative (“G&A”) expenses decreased by $1.1 million, or 2.8%, in the three months ended July 1, 2022 compared to the three months ended July 2, 2021. The decrease in G&A expenses was primarily attributed to lower stock-based compensation expenses, partially offset by higher salaries and wages, payroll taxes and employee benefits combined with higher computer-related expenses and professional service fees.

Income tax benefit was $1.7 million for the three months ended July 1, 2022, compared to a tax benefit of $3.7 million for the three months ended July 2, 2021. The decrease in the tax rate is primarily attributable to certain discrete credits realized in the three months ended July 2, 2021, that did not recur in the three months ended July 1, 2022.

Net loss for the second quarter of 2022 was $4.3 million, or $(0.33) per diluted share, as compared to a net loss of $4.6 million, or $(0.37) per diluted share, for the second quarter of 2021. The improvement in our net loss was primarily attributable to the increase in gross profit combined with lower G&A and lower total other expense, net, partially offset by lower income tax benefits. Adjusted Net Loss (see “Use of Non-GAAP Financial Measures” below) for the second quarter of 2022 was $0.8 million, or $(0.06) per diluted share, as compared to Adjusted Net Income of $3.0 million, or $0.24 per diluted share, for the second quarter of 2021.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $1.2 million for the second quarter of 2022, compared to $3.3 million for the second quarter of 2021.

Six Months 2022 Financial Results

Consolidated contract revenue increased $31.2 million, or 19.1%, in the six months ended July 1, 2022, compared to the six months ended July 2, 2021, primarily due to incremental revenues in our Energy segment generated from new governmental construction management projects, combined with incremental revenues from the resumption of Covid-19 suspended projects for utilities.

Net Revenue for the six months ended July 1, 2022 was $103.0 million, an increase of 8.2% from $95.2 million for the six months ended July 2, 2021(see “Use of Non-GAAP Financial Measures” below), due to incremental contract revenues as described above.

Income tax benefit was $4.1 million for the six months ended July 1, 2022 compared to a tax benefit of $5.1 million for the six months ended July 2, 2021. The decrease in the income tax rate is primarily attributable to certain discrete credits realized in the six months ended July 2, 2021, that did not recur in the six months ended July 1, 2022.

Net loss for the six months ended July 1, 2022 was $8.1 million, or $(0.63) per diluted share, as compared to a net loss of $8.4 million, or $(0.68) per diluted share, for the prior year period. The improvement in our net loss was primarily attributable to lower G&A expenses combined with lower total other expense, net, partially offset by lower income tax benefits. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the six months ended July 1, 2022 was $0.2 million, or $0.02 per diluted share, as compared to Adjusted Net Income of $5.3 million, or $0.43 per diluted share, for the six months ended July 2, 2021.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $3.5 million for the six months ended July 1, 2022, compared to $8.0 million for the prior year period.

Liquidity and Capital Resources

As of July 1, 2022, cash and cash equivalents totaled $5.8 million. Cash flows used in operating activities were $3.6 million for the six months ended July 1, 2022, as compared to cash flows used in operating activities of $0.7 million for the six months ended July 2, 2021. Cash flows used in operating activities for the six months ended July 1, 2022 resulted primarily from the working capital needed to fund business growth.

As of July 1, 2022, there was $112.5 million outstanding under our term loan credit facilities. We had no borrowings under our $50.0 million revolving credit facility. On August 2, 2022, we amended our credit agreement to increase the purchase money indebtedness and capitalized lease obligations permissible limit from $1.5 million to $4.0 million.

Full Year 2022 Financial Targets

●	Net revenue* growth of at least 10%
●	Adjusted EBITDA* margin (as percent of net revenue) of at least 10%

Financial targets have been updated to reflect estimated minimum performance levels, as Willdan works with its CA IOU clients to streamline delivery of energy efficiency in the state. These efforts are expected to result in an improved Company outlook in 2023.

These updated financial targets supersede any previously disclosed financial targets and investors should not rely on any previously disclosed financial targets.

*See “Use of Non-GAAP Financial Measures” below.

Second Quarter 2022 Conference Call

Willdan will be hosting an investor conference call related to second quarter earnings today, August 4, 2022, at 5:30 p.m. Eastern/2:30 p.m. Pacific. To access the call, listeners should dial 888-394-8218 (or 323-794-2588) approximately five minutes prior to the scheduled start time and provide passcode 6928105. The conference call will be webcast simultaneously on Willdan’s website at ir.willdangroup.com/events-presentations.

A replay of the conference call will be available through August 18, 2022 by dialing 888-203-1112 (or 719-457-0820) and entering access identification 6928105.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan is a nationwide provider of professional, technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” defined as contract revenue as reported in accordance with GAAP minus subcontractor services and other direct costs, is a non-GAAP financial measure, Net Revenue is a supplemental measure that Willdan believes enhances investors’ ability to analyze Willdan’s business trends and performance because it substantially measures the work performed by Willdan’s employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to Willdan’s clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in Willdan’s revenue when it is Willdan’s contractual responsibility to procure or manage such subcontracted activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of Willdan’s business trends. Accordingly, Willdan segregates subcontractor services and other direct costs from revenue to promote a better understanding of Willdan’s business by evaluating revenue exclusive of subcontract services and other direct costs associated with external service providers. A reconciliation of Willdan’s contract revenue as reported in accordance with GAAP to Net Revenue is provided at the end of this press release. A reconciliation of targeted contract revenue for 2022 as reported in accordance with GAAP to targeted Net Revenues for fiscal 2022, which is a forward-looking non-GAAP financial measure, is not provided because Willdan is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty of predicting the subcontractor services and other director costs that are subtracted from contract revenues in order to derive Net Revenues. While subcontractor costs have increased recently, subcontractor costs can vary significantly from period to period. Subcontractor costs and other direct costs were 48.5% and 43.0% of contract revenue for the quarter ended July 1, 2022 and fiscal year 2021 and 43.9% and 50.2% for the quarter ended July 2, 2021 and fiscal year 2020, respectively.

“Adjusted EBITDA,” defined as net income plus interest expense, income tax expense, stock-based compensation, interest accretion, depreciation and amortization, transaction costs and gain on sale of equipment, is a non-GAAP financial measure. Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure Willdan’s operating performance. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this press release.

“Adjusted Net Income,” defined as net income plus stock-based compensation, intangible amortization, interest accretion and transaction costs, each net of tax, is a non-GAAP financial measure.

“Adjusted Diluted EPS,” defined as net income plus stock-based compensation, intangible amortization, interest accretion, transaction costs, and deferred tax valuation, each net of tax, all divided by the diluted weighted-average shares outstanding, is a non-GAAP financial measure. Adjusted Net Income and Adjusted Diluted EPS are supplemental measures used by Willdan’s management to measure its operating performance. Willdan believes Adjusted Net Income and Adjusted Diluted EPS are useful because they allow Willdan’s management to more closely evaluate and explain the operating results of Willdan’s business by removing certain non-operating expenses. Reconciliations of net income as reported in accordance with GAAP to Adjusted Net Income and diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS are provided at the end of this press release.

Willdan’s definitions of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS have limitations as analytical tools and may differ from other companies reporting similarly named measures or from similarly named measures Willdan has reported in prior periods. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue, net income and diluted EPS.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the impact of Covid-19 on Willdan’s business, Willdan’s ability to capitalize on increased energy efficiency spending in large markets and expected benefits from its acquisitions. All statements other than statements of historical fact included in this press release are forward-looking statements. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Important factors that could cause actual results to differ materially from its expectations include, but are not limited to, Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy services market, Willdan’s reliance on work from its top ten clients; the extent to which the Covid-19 pandemic and measures taken to contain its spread ultimately impact Willdan’s business, results of operation and financial condition; changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts and to compete effectively for contracts awarded through bidding processes, Willdan’s ability to successfully integrate its acquisitions and execute on its growth strategy, Willdan’s ability to make principal and interest payments on its outstanding debt as they come due and to comply with financial covenants contained in its debt agreements, Willdan’s ability to obtain financing and to refinance its outstanding debt as it matures, Willdan’s ability to attract and retain managerial, technical, and administrative talent, and Willdan’s ability to manage supply chain constraints, labor shortages, and rising inflation.

All written and oral forward-looking statements attributable to Willdan, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 31, 2021, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the Securities and Exchange Commission, including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release unless required by law.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	July 1,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$5,811	$11,221
Accounts receivable, net of allowance for doubtful accounts of $751 and $1,115 at July 1, 2022 and December 31, 2021, respectively	60,301	67,211
Contract assets	61,177	59,288
Other receivables	6,231	6,267
Prepaid expenses and other current assets	4,864	4,972
Total current assets	138,384	148,959
Equipment and leasehold improvements, net	19,382	16,757
Goodwill	130,124	130,124
Right-of-use assets	13,387	15,177
Other intangible assets, net	47,024	52,713
Other assets	13,891	13,843
Deferred income taxes, net	19,691	16,849
Total assets	$381,883	$394,422
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$27,813	$36,672
Accrued liabilities	34,994	35,680
Contingent consideration payable	943	10,206
Contract liabilities	11,410	13,499
Notes payable	16,019	15,036
Finance lease obligations	891	539
Lease liability	5,435	5,575
Total current liabilities	97,505	117,207
Contingent consideration payable	—	832
Notes payable	97,121	85,538
Finance lease obligations, less current portion	1,413	778
Lease liability, less current portion	8,956	10,768
Other noncurrent liabilities	78	78
Total liabilities	205,073	215,201

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000 shares authorized; 13,215 and 12,804 shares issued and outstanding at July 1, 2022 and December 31, 2021, respectively	132	128
Additional paid-in capital	172,678	167,032
Accumulated other comprehensive loss	—	(38)
Retained earnings	4,000	12,099
Total stockholders’ equity	176,810	179,221
Total liabilities and stockholders’ equity	$381,883	$394,422

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2022	2021	2022	2021

Contract revenue	$102,645	$84,154	$194,483	$163,240

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	21,284	16,366	40,094	32,186
Subcontractor services and other direct costs	49,771	36,902	91,439	68,036
Total direct costs of contract revenue	71,055	53,268	131,533	100,222

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	20,439	18,712	39,796	38,156
Facilities and facility related	2,373	2,379	4,771	5,022
Stock-based compensation	1,714	5,933	5,019	10,139
Depreciation and amortization	4,426	4,224	8,835	8,411
Other	7,936	6,710	15,435	12,551
Total general and administrative expenses	36,888	37,958	73,856	74,279
Income (Loss) from operations	(5,298)	(7,072)	(10,906)	(11,261)

Other income (expense):
Interest expense, net	(1,030)	(1,099)	(1,781)	(2,163)
Other, net	329	(93)	526	(64)
Total other expense, net	(701)	(1,192)	(1,255)	(2,227)
Income (Loss) before income taxes	(5,999)	(8,264)	(12,161)	(13,488)

Income tax (benefit) expense	(1,673)	(3,663)	(4,062)	(5,121)
Net income (loss)	(4,326)	(4,601)	(8,099)	(8,367)

Other comprehensive income (loss):
Unrealized gain (loss) on derivative contracts, net of tax	—	104	38	232
Comprehensive income (loss)	$(4,326)	$(4,497)	$(8,061)	$(8,135)

Earnings (Loss) per share:
Basic	$(0.33)	$(0.37)	$(0.63)	$(0.68)
Diluted	$(0.33)	$(0.37)	$(0.63)	$(0.68)

Weighted-average shares outstanding:
Basic	13,016	12,421	12,901	12,284
Diluted	13,016	12,421	12,901	12,284

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	July 1,	July 2,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(8,099)	$(8,367)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,835	8,411
Deferred income taxes, net	(2,842)	(3,041)
(Gain) loss on sale/disposal of equipment	(69)	(25)
Provision for doubtful accounts	107	342
Stock-based compensation	5,019	10,139
Accretion and fair value adjustments of contingent consideration	111	751
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	6,803	2,946
Contract assets	(1,889)	(4,266)
Other receivables	36	984
Prepaid expenses and other current assets	225	1,525
Other assets	(48)	5,000
Accounts payable	(8,859)	(13,311)
Accrued liabilities	(648)	(2,712)
Contract liabilities	(2,089)	1,020
Right-of-use assets	(162)	(104)
Net cash (used in) provided by operating activities	(3,569)	(708)
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(4,344)	(3,100)
Proceeds from sale of equipment	73	43
Net cash (used in) provided by investing activities	(4,271)	(3,057)
Cash flows from financing activities:
Payments on contingent consideration	(10,206)	(6,616)
Payments on notes payable	(1,051)	(1,541)
Borrowings under term loan facility and line of credit	20,000	—
Repayments under term loan facility and line of credit	(6,500)	(6,500)
Principal payments on finance leases	(444)	(214)
Proceeds from stock option exercise	23	1,378
Proceeds from sales of common stock under employee stock purchase plan	1,561	1,385
Cash used to pay taxes on stock grants	(953)	(3,117)
Restricted Stock Award and Units	—	(1)
Net cash (used in) provided by financing activities	2,430	(15,226)
Net increase (decrease) in cash and cash equivalents	(5,410)	(18,991)
Cash and cash equivalents at beginning of period	11,221	28,405
Cash and cash equivalents at end of period	$5,811	$9,414
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,584	$1,961
Income taxes	413	(1,669)
Supplemental disclosures of noncash investing and financing activities:
Equipment acquired under finance leases	1,431	575

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2022	2021	2022	2021
Consolidated
Contract revenue	$102,645	$84,154	$194,483	$163,240
Subcontractor services and other direct costs	49,771	36,902	91,439	68,036
Net Revenue	$52,874	$47,252	$103,044	$95,204

Energy segment
Contract revenue	$84,675	$66,447	$159,561	$128,454
Subcontractor services and other direct costs	49,040	34,652	89,888	63,910
Net Revenue	$35,635	$31,795	$69,673	$64,544

Engineering and Consulting segment
Contract revenue	$17,970	$17,707	$34,922	$34,786
Subcontractor services and other direct costs	731	2,250	1,551	4,126
Net Revenue	$17,239	$15,458	$33,371	$30,660

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2022	2021	2022	2021
Net income (loss)	$(4,326)	$(4,601)	$(8,099)	$(8,367)
Interest expense	1,030	1,099	1,781	2,163
Income tax expense (benefit)	(1,673)	(3,663)	(4,062)	(5,121)
Stock-based compensation	1,714	5,933	5,019	10,139
Interest accretion (1)	31	353	111	751
Depreciation and amortization	4,426	4,224	8,835	8,411
Transaction costs (2)	—	9	—	43
(Gain) Loss on sale of equipment	(33)	(26)	(69)	(25)
Adjusted EBITDA	$1,169	$3,328	$3,516	$7,994

(1)	Interest accretion represents the imputed interest and fair value adjustments to estimated contingent consideration.
(2)	Transaction costs represents acquisition and acquisition related costs.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(in thousands, except per share amounts)

(Non-GAAP Measure)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2022	2021	2022	2021
Net income (loss)	$(4,326)	$(4,601)	$(8,099)	$(8,367)
Adjustment for stock-based compensation	1,714	5,933	5,019	10,139
Tax effect of stock-based compensation	(393)	(843)	(1,150)	(1,441)
Adjustment for intangible amortization	2,843	2,886	5,690	5,772
Tax effect of intangible amortization	(652)	(410)	(1,304)	(820)
Adjustment for interest accretion	31	—	111	—
Tax effect of interest accretion	(7)	—	(25)	—
Adjustment for transaction costs	—	9	—	43
Tax effect of transaction costs	—	(1)	—	(6)
Adjustment for deferred tax valuation	—	—	—	—
Tax effect of deferred tax valuation	—	—	—	—
Adjusted Net Income (Loss)	$(790)	$2,973	$241	$5,320

Diluted weighted-average shares outstanding	13,016	12,421	12,901	12,284

Diluted earnings (loss) per share	$(0.33)	$(0.37)	$(0.63)	$(0.68)
Impact of adjustment:
Stock-based compensation per share	0.13	0.48	0.39	0.83
Tax effect of stock-based compensation per share	(0.03)	(0.07)	(0.09)	(0.12)
Intangible amortization per share	0.22	0.23	0.44	0.47
Tax effect of intangible amortization per share	(0.05)	(0.03)	(0.10)	(0.07)
Interest accretion per share	0.00	—	0.01	—
Tax effect of interest accretion per share	(0.00)	—	(0.00)	—
Transaction costs per share	—	0.00	—	0.00
Tax effect of transaction costs per share	—	(0.00)	—	(0.00)
Deferred tax valuation per share	—	—	—	—
Tax effect of deferred tax valuation per share	—	—	—	—
Adjusted Diluted EPS	$(0.06)	$0.24	$0.02	$0.43

Contact:

Willdan Group, Inc.

Al Kaschalk

VP Investor Relations

Tel: 310-922-5643

akaschalk@willdan.com